UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Oscient Pharmaceuticals Corporation

(Name of Registrant as Specified In Its Charter)

Oscient Pharmaceuticals Corporation

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OSCIENT PHARMACEUTICALS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 25, 2005

To the Shareholders of

OSCIENT PHARMACEUTICALS CORPORATION

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Oscient Pharmaceuticals Corporation, (the “Company”) will be held on Wednesday, May 25, 2005 beginning at 9:00 a.m. at Ropes & Gray LLP, One International Place, 36th floor, Boston, Massachusetts, for the following purposes:

A.	To elect ten directors.

B.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005.

C.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

The Board of Directors has fixed the close of business on April 11, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at this meeting and at any adjourned session(s) thereof.

All shareholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed form of proxy as promptly as possible. Shareholders attending the meeting may vote in person even if they have returned a proxy.

By Order of the Board of Directors,

PATRICK O’BRIEN, Clerk

April 22, 2005

Boston, Massachusetts

OSCIENT PHARMACEUTICALS CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited by the Board of Directors of Oscient Pharmaceuticals (the “Company” or “Oscient”) for use at the Annual Meeting of Shareholders to be held on Wednesday, May 25, 2005 beginning at 9:00 a.m. (the “Annual Meeting”), or at any adjourned session(s) of that meeting, for the purposes set forth in the foregoing Notice. The cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. This solicitation of proxies is being made by mail, although it may be supplemented by telephone, facsimile or personal solicitation by directors, officers, or other employees of the Company. No additional compensation will be paid to such individuals for such services. The Company has also engaged the proxy solicitation firm The Altman Group to assist it with the solicitation of proxies, and the Company expects to pay this firm approximately $5,000 for its services. This Proxy Statement and accompanying proxy will be mailed on or about April 22, 2005 to all shareholders entitled to vote at the meeting. The address of the Company is 1000 Winter Street, Suite 2200, Waltham, Massachusetts, 02451.

Only shareholders of record at the close of business on April 11, 2005 will be entitled to notice of and to vote at the meeting. As of April 11, 2005, the Company had outstanding 76,549,206 shares of Common Stock, par value $0.10 per share (the “Common Stock”). Each share of Common Stock is entitled to one vote.

Any shareholder giving a proxy has the power to revoke it at any time before it is exercised. It may be revoked by filing with the Clerk of the Company an instrument of revocation or a duly executed proxy bearing a later date. It may also be revoked by attending the meeting and electing to vote in person.

A copy of the Company’s 2004 Annual Report to Shareholders, including financial statements, is being mailed concurrently with this Proxy Statement to each shareholder entitled to vote at the meeting. The Company will provide, without charge, a copy of the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2004 and related financial statements and financial statement schedules to each shareholder entitled to vote at this meeting who requests a copy of such in writing. Requests should be sent to Oscient Pharmaceuticals Corporation, 1000 Winter Street, Suite 2200, Waltham, Massachusetts, 02451, Attention: Stephen Cohen, Chief Financial Officer.

Quorum, Required Votes And Method Of Tabulation

Consistent with Massachusetts law and under the Company’s By-laws, a majority in interest of all stock issued and outstanding and entitled to vote on a matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the Annual Meeting.

For proposal A, the nominees for election as directors that receive the greatest number of votes properly cast for the election of directors will be elected as directors. A majority of votes properly cast shall determine the approval of proposals B (ratification of independent registered public accounting firm) and C (transaction of other business and adjournment) set forth in this proxy. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director, or that reflect abstentions or

“broker non-votes” (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have or does not exercise discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but abstentions, broker non-votes and proxies that withhold authority to vote will not be counted as votes properly cast for purposes of determining the outcome of voting on any matter.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth information regarding the beneficial ownership of Company common stock as of March 1, 2005 by:

•	each person known by the Company to own beneficially 5% or more of Company common stock;

•	each director and nominee for director of the Company;

•	each executive officer of the Company; and

•	all of the directors and executive officers of the Company as a group.

The percentages shown are based on shares of Company common stock outstanding as of March 1, 2005. Unless otherwise indicated, the address for each stockholder is c/o Oscient Pharmaceuticals Corporation, 1000 Winter Street, Suite 2200, Waltham, Massachusetts 02451. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Luke B. Evnin	7,846,788	(1)	10.2%
David B. Singer	1,743,736	(2)	2.3%
Robert J. Hennessey	391,578	(3)	0.5%
Steven M. Rauscher	1,084,672	(4)	1.4%
William S. Reardon	39,220	(3)	0.1%
Norbert G. Riedel	119,041	(3)	0.2%
David K. Stone	105,291	(3)	0.1%
Vernon Loucks	225,269	(3)	0.3%
Pamela J. Kirby	9,047	(3)	—
Gary Patou	659,174	(3)	0.9%
Stephen Cohen	341,287	(3)	0.4%
Entities affiliated with MPM Capital	7,825,441	(5)	10.1%
Citigroup Inc.	7,713,262	(6)	9.2%
FMR Corp.	4,947,863	(7)	6.1%
All directors and officers as a group (12 persons)	12,565,103	(8)	15.6%

(1)

Includes 6,096,662 shares of common stock held by BB BioVentures L.P., 80,034 shares of common stock held by MPM Asset Management Investors 1998 LLC, and 783,018 shares of common stock held by MPM BioVentures Parallel Fund, L.P. Includes 762,754 shares of common stock held by BB BioVentures L.P. that may be acquired through the conversion of a promissory note. Includes 9,955 shares of common stock held by MPM Asset Management Investors 1998 LLC that may be acquired through the conversion of a promissory note. Includes 93,018 shares of common stock held by MPM BioVentures Parallel Fund, L.P. that may be acquired through the conversion of a promissory note. Includes 21,347 shares of common stock held by Dr. Evnin which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following March 1, 2005. Dr. Evnin has shared voting and dispositive power over shares held by BB BioVentures L.P., MPM Asset Management Investors 1998 LLC and MPM BioVentures Parallel Fund, L.P. The address of this shareholder is 601 Gateway Boulevard, Suite 360, South San Francisco, California 94080.

(2)	Includes 15,076 shares of common stock held by the Singer-Kapp Family 2000 Trust and 211,574 shares of common stock held by the Singer-Kapp Long-Term Trust. Includes 1,075,063 shares of common stock that may be acquired upon the exercise of vested options or options that are to become vested within 60 days following March 1, 2005. Includes 15,056 shares of common stock that may be acquired through the conversion of a promissory note.
(3)	Includes 343,118 shares for Mr. Hennessey, 17,992 shares for Mr. Loucks, 26,001 shares for Mr. Reardon, 115,522 shares for Dr. Riedel, 9,047 shares for Dr. Kirby, 105,291 shares for Mr. Stone, 312,698 shares for Mr. Cohen, and 382,617 shares for Dr. Patou, which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following March 1, 2005.
(4)	Includes 1,041,738 shares of common stock for Mr. Rauscher, which shares are issuable upon the exercise of vested options or options that are to become vested within 60 days following March 1, 2005. Includes 24,000 restricted shares.
(5)	Includes 6,096,662 shares of common stock held by BB BioVentures L.P, 80,034 shares of common stock held by MPM Asset Management Investors 1998 LLC, and 783,018 shares of common stock held by MPM BioVentures Parallel Fund, L.P. Includes 762,754 shares of common stock held by BB BioVentures L.P. that may be acquired through the conversion of a promissory note. Includes 9,955 shares of common stock held by MPM Asset Management Investors 1998 LLC that may be acquired through the conversion of a promissory note. Includes 93,018 shares of common stock held by MPM BioVentures Parallel Fund, L.P. that may be acquired through the conversion of a promissory note. The address of this shareholder is 601 Gateway Boulevard, Suite 360, South San Francisco, California 94080.
(6)	Includes 5,981,455 shares held, or which may be acquired upon the conversion of promissory notes, by the following direct and indirect subsidiaries of Citigroup Inc.: Citigroup Global Markets Limited, Citigroup Global Markets Europe Limited, Citigroup Global Markets International LLC, Citigroup Financial Products Inc. and Citigroup Global Markets Holdings Inc. The address of Citigroup Inc. is 399 Park Avenue, New York, NY 10043. This information is based solely on the joint Schedule 13G filed on April 19, 2005 by Citigroup Inc. and its subsidiaries.
(7)	Includes 4,942,263 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, as a result of acting as investment adviser to various registered investment companies. Includes 3,191,810 shares of common stock that may be acquired through the conversion of promissory notes. Edward C. Johnson III and Abigail P. Johnson have dispositive power over the shares beneficially owned by FMR Corp. The address for these shareholders is 82 Devonshire St., Boston, MA 02109. This information is based solely on information contained in a joint Schedule 13G filed on February 14, 2005 by FMR Corp., Edward C. Johnson III and Abigail P. Johnson.
(8)	Includes 3,450,434 shares of common stock that are issuable upon the exercise of vested options or options that are to become vested within 60 days following March 1, 2005. Includes 880,783 shares of common stock that may be acquired through the conversion of promissory notes. Includes 24,000 restricted shares for Mr. Rauscher.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by the Company to its Chief Executive Officer and other executive officers who earned more than $100,000 for the fiscal year ended December 31, 2004:

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus		Restricted Stock Awards(s)	Stock/Options SARs(#)	All Other Compensation
Steven M. Rauscher Chief Executive Officer and President	2004 2003 2002	$402,924 384,300 383,031	$84,738 76,860 25,345	(3) (3) (3)	— —	517,089 103,504 115,617	$24,560 23,410 65,305	(6) (6) (6)

Stephen Cohen Sr. Vice President and Chief Financial Officer	2004 2003 2002	231,186 220,500 220,258	40,425 55,125 19,845	(4) (4) (4)	— —	112,256 37,648 66,530	22,158 33,157 31,510	(7) (7) (7)

Gary Patou, M.D.(1) Executive Vice President and Chief Medical Officer	2004	346,155	—		—	—	80,709	(9)

Martin D. Williams(2) Sr. Vice President – Corporate Development and Marketing	2004 2003 2002	160,229 250,000 232,000	53,040 36,377 18,743	(5) (5) (5)	— — —	8,793 36,418 29,235	240,861 5,468 17,194	(8) (8) (8)

(1)	Dr. Patou’s employment with the Company commenced on the date of the merger between Genome Therapeutics and Genesoft on February 6, 2004.
(2)	Mr. Williams’s employment with the Company ceased on June 30, 2004.
(3)	Mr. Rauscher received an incentive cash bonus of $84,738 for fiscal year 2004, paid in 2005. In addition, Mr. Rauscher received a non-cash bonus in the form of a grant, pursuant to the Company’s 2001 Incentive Plan, of an incentive stock option to purchase 74,278 shares of Common Stock at an exercise price of $2.73. All shares were vested upon grant. For 2003, Mr. Rauscher received an incentive cash bonus of $76,860 and a non-cash bonus in the form of a grant, pursuant to the Company’s 2001 Incentive Plan, of a non-qualified option to purchase 17,089 shares of Common Stock at an exercise price of $1.93 per share. One-half of such shares vested upon grant and the other half vested on February 4, 2005. For 2002, Mr. Rauscher received an incentive cash bonus of $25,345 and a non-cash bonus in the form of a grant, pursuant to the Company’s 2001 Incentive Plan, of a non-qualified option to purchase 66,004 shares of Common Stock at an exercise price of $0.38 per share. One-half of such shares vested upon grant and the other half vested on March 12, 2004.
(4)

Mr. Cohen received an incentive cash bonus of $40,425, for fiscal year 2004, paid in 2005. In addition, Mr. Cohen received a non-cash bonus in the form of a grant, pursuant to the Company’s 2001 Incentive Plan, of an incentive stock option to purchase 35,434 shares of Common Stock at an exercise price of $2.73. All shares were vested upon grant. For 2003, Mr. Cohen received an incentive cash bonus of $55,125 and a non-cash bonus in the form of a grant, pursuant to the Company’s 2001 Incentive Plan, of a non-qualified option to purchase 12,256 shares of Common Stock at an exercise price of $1.93 per share. One-half of such shares vested upon grant and the other half vested February 4, 2005. For 2002, Mr. Cohen received an incentive cash bonus of $19,845 and a non-cash bonus in the form of a grant, pursuant to the Company’s 2001 Incentive Plan, of a non-qualified option to purchase 22,148 shares of Common Stock at an exercise price of $0.38 per share. One-half of such shares vested upon grant and the other half vested on March 12, 2004.

(5)	Mr. Williams received an incentive cash bonus of $53,040 for fiscal year 2004. For 2003, Mr. Williams received an incentive cash bonus of $36,377 and a non-cash bonus in the form of a grant, pursuant to the Company’s 2001 Incentive Plan, of a non-qualified stock option to purchase 8,793 shares of Common Stock at an exercise price of $1.77 per share. One-half of such shares vested upon grant and the other half vested February 3, 2005. For 2002, Mr. Williams received an incentive cash bonus of $18,743 and a non-cash bonus in the form of a grant pursuant to the Company’s 2001 Incentive Plan, of a nonqualified option to purchase 20,918 shares of Common Stock at an exercise price of $0.38 per share. One-half of such shares vested upon grant and the other half vested on March 12, 2004.
(6)	The 2004 amount represents $3,758 in contributions to Mr. Rauscher’s life insurance premiums, $6,150 to the Company’s 401(k) Retirement Savings Plan, and $14,652 in compensation allowances. The 2003 amount represents $3,758 in life insurance premiums, $5,000 to the Company’s 401(k), and $14,652 in compensation allowances. The 2002 amount represents $3,758 in life insurance premiums, $5,000 to the Company’s 401(k), $34,785 in compensation allowances, and $21,762 in relocation expenses.
(7)	The 2004 amount represents $6,979 in contributions by the Company to Mr. Cohen’s life insurance premiums, $6,150 to the Company’s 401(k) Retirement Savings Plan, and $9,029 in relocation expenses. The 2003 amount represents $6,979 in life insurance premiums, $5,000 to the Company’s 401(k), and $21,178 in relocation expenses. The 2002 amount represents $6,979 in life insurance premiums, $4,740 to the Company’s 401(k), and $19,791 in relocation expenses.
(8)	The 2004 amount represents $130,500 in severance paid in 2004, $104,463 in severance to be paid in 2005 and $5,898 in contributions by the Company to Mr. William’s 401(k) Retirement Savings Plan. The 2003 amount represent contributions by the Company to Mr. Williams’s 401(k) Retirement Savings Plan. The 2002 amount reflects $2,194 in contributions to Mr. Williams’s Retirement Savings Plans and $15,000 of hiring bonus.
(9)	The 2004 amount represents $66,000 in relocation expenses, $6,150 in contributions to Dr. Patou’s 401(k) Retirement Savings Plan, and $8,559 in life insurance premiums and interest payments.

Option Grants in Fiscal 2004

The following table reflects the stock options granted by the Company under its 2001 Incentive Plan to the named executive officers for the year ended December 31, 2004.

The potential realizable value amounts in the last three columns of the following table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 0%, 5% and 10%, compounded annually from the date the respective options were granted to their expiration date (The 0% column shows the value of the option if exercised on the date of grant). The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of our Common Stock, the option holders’ continued employment through the option period, and the date on which the options are exercised.

Option/SAR Grants In Last Fiscal Year

Individual Grants

	Options / SARS Granted (#)		% of Total Options SARs Employees in Fiscal Year	Exercise or Base Price ($/Share)	Fair Market Value of Common Stock ($/Share)	Expiration Date	Potential Realizable $ Value at Assumed Rate of Stock Price Appreciation for Option Term
							0%	5%	10%
Steven M. Rauscher	17,089	(1)	0.6	1.9275	6.425	2/4/14	76,858	145,908	251,846
	500,000	(2)	17.7	5.22	5.22	4/13/14	—	1,641,415	4,159,667

Stephen Cohen	12,256	(1)	0.4	1.9275	6.425	2/4/14	55,121	104,644	180,620
	100,000	(3)	3.6	5.22	5.22	4/13/14	—	328,283	831,934
Gary Patou, M.D.	—		—	—	—	—	—	—	—

Martin D. Williams	8,793	(4)	0.3	1.77	5.91	2/3/14	36,403	69,085	119,224

(1)	These shares, which were granted on February 4, 2004 were vested in two equal installments. One-half of such shares were vested on date of grant and the other half vested on February 4, 2005. The Company will reimburse the officer for any taxes on these arising at the time of exercise as a result of Section 409A of the Internal Revenue code, as well as any tax payable on such reimbursement.
(2)	These shares, which were granted on April 13, 2004, vest in equal quarterly installments over a three year period with the vesting period commencing April 13, 2004.
(3)	These shares, which were granted on April 13, 2004, vest in two equal installments. One-half of such shares vested on April 13, 2005 and the other half will vest on date of separation from the company.
(4)	These shares, which were granted on February 3, 2004, were vested in two equal installments. One-half of such shares were vested on date of grant and the other half vested on February 3, 2005.

Fiscal Year End Option Values

The following table sets forth the aggregate dollar value of all Options/SARs exercised and the total number of unexercised Options/SARs held on December 31, 2004 by each of the named executive officers:

Aggregated Option/SAR Exercises In Last Fiscal

Year And Fiscal Year-End Option/SAR Values

	Shares Acquired On Exercise	Value Realized	Number of Unexercised Options/SARs at Fiscal Year-End(#) Exercisable/Unexercisable	Value of Unexercised In-the Money Options/SARs at Fiscal Year-End Exercisable/Unexercisable(1)
Steven M. Rauscher	—	—	847,876 / 448,334	$361,784 / $96,207
Stephen Cohen	—	—	187,928 / 157,670	$181,608 / $50,137
Gary Patou, M.D.	475,090	$1,497,334	665,430 / —	$2,289,325 / $ —
Martin D. Williams	—	—	149,634 / 28,458	$146,371 / $44,840

(1)	The average of the high and low trading prices of the Common Stock on December 31, 2004 was $3.60 as reported by Nasdaq National Market. Value is calculated on the basis of the difference between the Option/SAR grant price and $3.60 multiplied by the number of shares of Common Stock underlying the Option/SAR.

Employment Agreements

Steven M. Rauscher, President and Chief Executive Officer, has an employment agreement with the Company, which commenced on October 26, 2000. Mr. Rauscher’s current base salary is $420,000 per year. The agreement entitles Mr. Rauscher to receive an annual incentive bonus of 0-60% of his base salary based on the Company’s achievement of enhanced share value and certain operating and financial goals to be determined by the Board of Directors. Upon hiring, Mr. Rauscher received 24,000 shares of the Company’s Common Stock that vested in four equal annual installments of 6,000 shares on the anniversary of Mr. Rauscher’s employment. These shares are subject to forfeiture to the Company in the event Mr. Rauscher’s employment with the Company terminates under certain circumstances. On March 28, 2001, the Company loaned Mr. Rauscher $163,000 to allow him to pay income tax liabilities associated with the grant of the 24,000 restricted shares. The loan bears interest at 4% per year, was initially payable in full on December 31, 2004 and was extended to December 31, 2006 at Mr. Rauscher’s option, per the agreement. The principal amount of the loan is non-recourse as it is secured only by the 24,000 shares of restricted stock, while the interest component of the loan is full recourse. As of April 1, 2005, the total amount outstanding under this loan, including principal and interest was $189,187. In addition, Mr. Rauscher was awarded stock options to purchase 540,000 shares of Common Stock at an exercise price of $14.44 per share, the fair market value of the Common Stock on the date of grant. These options are fully vested.

In the event that Mr. Rauscher’s employment is terminated by the Company for reasons other than for cause, or terminates with good reason (as defined), the agreement provides for the continuation of all compensation and benefits for a period of up to 12 months, or until such time as he is re-employed, whichever occurs first. Also, if, within 2 years following a change of control (as defined) of the Company or the closing of the merger with GeneSoft Pharmaceuticals, Inc. which occurred on February 6, 2004, Mr. Rauscher’s employment is terminated other than for cause, or he experiences a material reduction in responsibilities (not including his ceasing to be Chairman following the Genesoft merger) or compensation, or is required to relocate out of the greater Boston area, he will receive salary and benefits continuation for a period of 18 months from the date of termination and any remaining unvested options and restricted shares will immediately and fully vest and all his options will remain exercisable for the shorter of two years from his date of termination or the expiration date of the option.

Gary Patou, M.D., Executive Vice President and Chief Medical Officer, has an employment agreement with the Company that commenced on February 6, 2004, upon the closing of the Company’s merger with GeneSoft Pharmaceuticals, Inc. Dr. Patou’s base salary is $315,000 per year. During his employment, Dr. Patou is also entitled to receive a housing allowance of $6,000 per month. The agreement initially provided for employment through January 1, 2005. Dr. Patou’s employment was subsequently extended through April 30, 2005, after which time Dr. Patou will serve as a part-time consultant through December 31, 2005. While serving as a consultant, Dr. Patou has agreed to provide up to twenty-four hours of consulting services per month and will be paid at a rate of $2,500 per day. Pursuant to the terms of Dr. Patou’s employment extension, on January 2, 2005, the Company made a severance payment to Dr. Patou of $449,000 and forgave approximately $327,000 outstanding under a loan initially made to Dr. Patou by GeneSoft. Additionally, upon such extension, all of Dr. Patou’s Genesoft options which were assumed by the Company in the merger vested and became immediately exercisable. On March 22, 2005, Dr. Patou was appointed to the Company’s Board of Directors.

Stephen Cohen, Senior Vice President and Chief Financial Officer, has an employment agreement with the Company, which commenced on January 22, 2001. Mr. Cohen’s current base salary is $257,500 per year. The agreement entitles Mr. Cohen to receive an annual incentive bonus of up to 40% of his base salary based on his performance and that of the Company against goals to be determined by the Board of Directors annually after consultation with Mr. Cohen. Upon hiring, Mr. Cohen was awarded stock options to purchase 75,000 shares of Common Stock at an exercise price of $8.20 per share, the fair market value of the Common Stock on the date of grant, which options vested in four equal annual installments on the anniversary of his commencement of employment. In lieu of a cash signing bonus, Mr. Cohen was awarded additional options to purchase 19,164 shares of Common Stock at an exercise price of $2.46 per share, representing thirty percent of the fair market value of the Common Stock on the date of grant, which options vested in two equal installments on the anniversary of his employment.

In the event that Mr. Cohen’s employment is terminated by the Company for reasons other than for cause, or he terminates it with good reason (as defined), the agreement provides for the continuation of all compensation and benefits for a period of up to 9 months, or until such time as he is re-employed, whichever occurs first. Also, if, within 2 years following a change of control (as defined) of the Company or the closing of the merger with GeneSoft Pharmaceuticals, Inc. which occurred on February 6, 2004, Mr. Cohen’s employment is terminated other than for cause, or he experiences a material reduction in responsibilities at the surviving company, or he is required to relocate out of the greater Boston area, he will receive salary and benefits continuation for a period of 12 months from the date of termination and any remaining unvested options will immediately and fully vest and all his options will remain exercisable for the shorter of two years from his date of termination or the expiration date of the option.

Antonius Martinus Gustave (Ton) Bunt M.D., Ph.D, Senior Vice President, Clinical Development and Medical Affairs, has an employment agreement with the Company, which commenced on January 1, 2005. Dr. Bunt’s current base salary is $275,000 per year. The agreement entitles Dr. Bunt to receive an annual incentive bonus of up to 40% of his salary based on his performance and that of the Company against goals to be determined by the Board of Directors annually after consultation with Dr. Bunt. Upon hiring, Dr. Bunt received a cash signing bonus of $50,000. Dr. Bunt was awarded stock options to purchase 250,000 shares of Common Stock at $3.595 per share, the fair market value of the Common Stock on the date of grant, which options vest in four equal annual installments on the anniversary of his commencement of employment.

In the event that Dr. Bunt’s employment is terminated by the Company for reasons other than for cause, or he terminates it with good reason (as defined), the agreement provides for the continuation of all compensation and benefits for a period of up to 9 months, or until such time as he is re-employed, whichever occurs first. Also, if, within 2 years following a change of control (as defined) of the Company, he is terminated other than for cause, or he experiences a material reduction in responsibilities at the surviving company, or he is required to relocate out of the greater Boston area, he will receive salary and benefits continuation for a period of 12 months from the date of termination and any remaining unvested options will immediately and fully vest and all his options will remain exercisable for the shorter of two years from his date of termination or the expiration date of the option.

Dominick (Nick) Colangelo, Esq., Senior Vice President, Corporate Development and Operations, has an employment agreement with the Company, which commenced on January 1, 2005. Mr. Colangelo’s current base salary is $305,000 per year. The agreement entitles Mr. Colangelo to receive an annual incentive bonus of up to 40% of his salary based on his performance and that of the Company against goals to be determined by the Board of Directors annually after consultation with Mr. Colangelo. Upon hiring, Mr. Colangelo received a cash signing bonus of $100,000. Mr. Colangelo was awarded stock options to purchase 250,000 shares of Common Stock at $3.595 per share, the fair market value of the Common Stock on the date of grant, which options vest in four equal annual installments on the anniversary of his commencement of employment.

In the event that Mr. Colangelo’s employment is terminated by the Company for reasons other than for cause, or he terminates it with good reason (as defined), the agreement provides for the continuation of all compensation and benefits for a period of up to 9 months, or until such time as he is re-employed, whichever occurs first. Also, if, within 2 years following a change of control (as defined) of the Company, Mr. Colangelo’s employment is terminated other than for cause, or he experiences a material reduction in responsibilities at the surviving company, or he is required to relocate out of the greater Boston area, he will receive salary and benefits continuation for a period of 12 months from the date of termination and any remaining unvested options will immediately and fully vest and all his options will remain exercisable for the shorter of two years from his date of termination or the expiration date of the option.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 6, 2004, the Company completed its merger with GeneSoft Pharmaceuticals, Inc. Messrs. Singer, Patou and Evnin, all of whom are nominees for election to the Company’s Board of Directors, served as directors of Genesoft during the course of the negotiations of the merger agreement and through the closing of the transaction. Mr. Singer also served as Chief Executive Officer and Chairman of Genesoft and Dr. Patou served as President of Genesoft during this period. Immediately following the execution of the merger agreement, the Company loaned $6.2 million to Genesoft to fund its operations prior to closing. In addition, pursuant to the terms of the merger agreement, the Company is providing a directors’ and officers’ liability insurance policy that covers the acts and omissions of these nominees in their capacities as directors and officers of Genesoft for a period of 6 years from the closing date of the merger.

As a result of their ownership of Genesoft stock, options and convertible notes, these nominees received beneficial ownership of shares of the Company’s common stock in the merger. The amounts of their beneficial ownership are set forth in “Security Ownership of Certain Beneficial Owners and Management” above.

Pursuant to the terms of the merger, each of Mr. Singer and certain investment funds affiliated with Dr. Evnin and MPM Capital Management exchanged their promissory notes of Genesoft for a like principal amount of 5% convertible promissory notes of the Company due in February 2009, and they received payment of accrued interest and related amounts on their Genesoft notes in shares of Company common stock as reflected in “Security Ownership of Certain Beneficial Owners and Management” above. These Company notes are convertible into Company common stock at any time prior to maturity at the option of the holder at a price of $6.6418 per share, subject to adjustment for stock splits, stock dividends and similar events. In addition, following the one year anniversary of the closing of the merger, the Company has a right to compel the conversion of the Company notes if the closing sale price of the Company’s common stock is greater than 150% of the then effective conversion price for 15 consecutive trading days. Mr. Singer holds $100,000 principal amount of these Company notes and investment funds affiliated with Dr. Evnin and MPM Capital Management hold $5,750,000 principal amount of these Company notes.

Under the terms of Mr. Singer’s agreements with Genesoft, due to the fact that he would not be an employee of the Company following the merger, Genesoft paid him a cash severance payment of $472,500 immediately prior to the closing of the merger. In addition, options held by Mr. Singer to purchase approximately 709,000 shares of Genesoft common stock vested and became exercisable upon the closing of the merger. Upon the closing of the merger with Genesoft, the Company assumed Genesoft’s obligations to reimburse Mr. Singer for the cost of his and his family’s monthly COBRA health insurance premiums until the earliest of (a) January 31,

2006, (b) the date that he no longer serves on the Company’s board of directors, (c) the expiration of the continuation coverage under COBRA or (d) the date that he becomes eligible for substantially equivalent coverage in connection with new employment.

As a result of the merger, options held by Dr. Patou to purchase approximately 958,000 shares of Genesoft common stock were assumed by the Company. On December 20, 2002, Genesoft loaned $315,000 to Dr. Patou, which indebtedness was acquired by the Company pursuant to the merger. Pursuant to the terms of Dr. Patou’s employment extension, on January 2, 2005, the Company forgave the full amount outstanding under the loan of approximately $327,000 and all of Dr. Patou’s unvested options vested and became immediately exercisable.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or part, the following Reports of the Compensation Committee and the Audit Committee and the Performance Graph on page 18 shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company for the last fiscal year (post merger—February 6, 2004) consisted of Vernon R. Loucks, Jr. (until his resignation from the Board of Directors on March 16, 2005) and Norbert G. Riedel, Committee Chairperson. Pamela J. Kirby was appointed to the Compensation Committee effective January 1, 2005. The Compensation Committee’s responsibilities include, but are not limited to, reviewing and setting goals for executive officer compensation, making recommendations to the Board regarding Board compensation, making recommendations to the Board regarding new employee incentive compensation plans and performing annual review of major employee benefit plans.

Compensation Philosophy and Goals

The Company’s goal is to attract, retain, motivate, and reward its employees through the use of competitive compensation programs and policies, while aligning employee interests more closely with that of the Company and its shareholders. The Company’s compensation philosophy is influenced by competitive dynamics and labor conditions as well as the financial position of the Company. With respect to the retention of management, the Company seeks to retain and reward the highest caliber management team by offering total-compensation solutions, which are comparable to those offered by its competitors, and promote performance-based compensation. To align the interests of employees more closely with those of the shareholders, the Company promotes equity based employee reward and recognition plans.

Executive Officer Compensation Program

The compensation of the executive officers of the Company consists of a combination of salary, performance bonuses, stock options, contributions to or accruals for benefit plans, and participation in various other plans, such as the Company’s 401(k) plan, as well as the provision of medical and other personal benefits typically offered to all employees. The Compensation Committee reviews the Company’s executive compensation plans annually to ensure that total compensation plans and key elements therein are competitive with prevailing industry benchmark data of similar size companies and positions of comparable scope of responsibility. As part of the annual review process, the Committee considers recommendations presented by the Chief Executive Officer and considers achievement of predetermined performance goals for the preceding fiscal year and overall leadership and management performance for each executive prior to approval of executive compensation plans.

Base Salary

The Compensation Committee reviews base salary levels for the Company’s executive officers on an annual basis. In accordance with the Company’s pay philosophy, base salaries are set competitively relative to the compensation of executive officers of similar size companies in the same industry, and who have comparable levels of responsibility, experience, and expected level of contribution to company performance.

Annual Performance Bonuses

Under the Company’s Management Incentive Plan, executives are eligible to receive a percentage of annual base salary in incentive pay based on attainment of performance goals as approved by the Compensation Committee. These goals fall into three primary categories: attainment of certain financial targets, business/scientific achievement, and development/management of the Company’s human capital. In addition, these goals are weighted to reflect the importance and level of impact to the Company. Currently, incentive bonuses are paid in cash and stock options of equivalent cash value at date of grant that vest over a defined period of time.

Long-Term Incentive Compensation

The Compensation Committee believes that the granting of new hire and annual stock options aligns executive officers’ interests with those of the shareholders. Long-term incentive compensation, in the form of stock options, directly provides the executive officers a capital accumulation opportunity directly linked to Company and individual performance as measured by appreciation in the value of the Company stock, while also promoting retention and competitive pay practices. Stock options are granted in accordance with prevailing industry benchmark data for executives of similar size companies who hold positions of comparable scope of responsibility and in accordance with Company and overall individual performance.

Compensation Of Chief Executive Officer

The compensation of Steven M. Rauscher, the Company’s Chief Executive Officer, was determined using the methods described above. Mr. Rauscher’s salary for fiscal year 2004 was $403,515. Mr. Rauscher received a cash incentive bonus of $84,738 for fiscal 2004 and a non-cash incentive bonus in the form of options to purchase 74,278 shares of the Company’s Common Stock at an exercise price of $2.73, the fair market value on the date of grant. All options were vested on date of grant. As a long-term incentive designed to retain and motivate Mr. Rauscher, he was granted options to purchase 400,000 shares at an exercise price of $2.73, the fair market value on the date of grant, which vest quarterly over three years commencing on the date of the grant.

COMPENSATION COMMITTEE

Norbert G. Riedel, Chairperson

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s primary function is to assist the Board of Directors in monitoring the integrity of Oscient’s financial statements, systems of internal control and the independence and performance of the independent registered public accounting firm. The Audit Committee’s specifically enumerated powers and responsibilities include hiring and terminating the independent registered public accounting firm, pre-approving any engagements of the independent registered public accounting firm for non-audit services, receiving and reviewing the reports of the CEO and CFO required by Section 302 of the Sarbanes-Oxley Act of 2002 and Rule 13a-14 of the Securities Exchange Act of 1934, and reviewing Oscient’s ethics and compliance programs.

The Audit Committee is currently comprised of three of Oscient’s independent, non-employee directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rule of the National Association of Securities Dealers, Inc. that governs audit committee composition, including the requirements that:

•	all Audit Committee members are “independent directors” as that term is defined by NASD Rule 4200(a)(15);

•	all Audit Committee members are able to read and understand fundamental financial statements; and

•	at least one Audit Committee member is an “Audit Committee Financial Expert” as defined by 17 CFR Part 228.41(e).

The Audit Committee for the majority of the last fiscal year consisted of Mr. Stone, Dr. Riedel and Mr. Reardon, Committee Chairperson. Dr. Riedel stepped down from the Audit Committee on December 2, 2004 and was replaced by Dr. Pamela J. Kirby, effective January 1, 2005.

The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2004 audited by Ernst & Young LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with Ernst & Young LLP various matters related to the financial statements, including those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380).

Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants, requires the independent registered public accounting firm to provide the Audit Committee with additional information regarding the scope and results of the audit, including:

•	the independent registered public accounting firm’s responsibilities under generally accepted auditing standards;

•	the independent registered public accounting firm’s judgments about the quality of Oscient’s accounting principles;

•	the adoption of, or a change in, accounting policies;

•	sensitive accounting estimates;

•	accounting for significant unusual transactions and for controversial or emerging areas;

•	significant audit adjustments;

•	unadjusted audit differences considered to be immaterial;

•	other information in documents containing audited financial statements;

•	total fees for management consulting services and types of services rendered;

•	disagreements with management on financial accounting and reporting matters;

•	major issues discussed with management prior to retention;

•	consultation with other accountants;

•	difficulties encountered in performing the audit; and

•	material errors, fraud and illegal acts.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by this Statement.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with Ernst & Young LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee has also selected Ernst & Young LLP as Oscient’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

AUDIT COMMITTEE

William S. Reardon, Chairperson

Pamela Kirby

David K. Stone

BOARD MEETINGS AND COMMITTEES

The Company’s directors are elected at the annual meeting of stockholders and hold office (subject to the By-laws) until the next annual meeting of stockholders and until their successors are elected and qualified. Messrs. Singer, Rauscher, Stone, Hennessey, Evnin, Reardon, and Riedel were elected as a director of the Company at the annual meeting of stockholders held on April 13, 2004. Dr. Kirby and Messrs. Voris and Patou were appointed to the Board by the Board of Directors on June 25, 2004 , January 5, 2005, and March 22, 2005 respectively. The Board of Directors has determined that each of Messrs. Evnin, Reardon, Riedel, Voris, Stone, Singer and Dr. Kirby is independent within the meaning of Rule 4200 of the Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards as currently in effect and on the date of the Company’s annual meeting of stockholders.

Board of Directors Meetings

The Board of Directors held 8 meetings during the last fiscal year. None of the directors attended fewer than 75% of the aggregate number of (i) meetings of the Board of Directors held during the period he was a director and (ii) meetings held by all committees of the Board on which he served during the periods that he served.

Audit Committee

The Company has an Audit Committee established in accordance with applicable rules. The Audit Committee of the Board of Directors currently consists of Messrs. Reardon and Stone and Dr. Kirby. In the opinion of the Board of Directors, each of the members of the Audit Committee is independent within the meaning of Rules 4200 and 4350 of the Nasdaq listing standards (as currently in effect and on the date of the Company’s annual meeting of stockholders). The Board of Directors has determined that Mr. Reardon, the Chairman of the Audit Committee, possesses the attributes of an audit committee financial expert under the rules of the SEC and the Nasdaq, and has, therefore, designated him as the Audit Committee financial expert. The Audit Committee held 7 meetings during the last fiscal year.

The Board of Directors adopted an amended and restated Audit Committee Charter in February 2004 in order to comply with new rules established by the SEC and the Nasdaq. A copy of the charter of the Audit Committee is available to security holders on the Company’s website (www.oscient.com).

In 2004, the Committee worked extensively with Oscient’s management and independent registered public accounting firm to establish a system of effective internal controls over financial reporting in preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Compensation Committee

The Board of Directors has a Compensation Committee, which currently consists of Mr. Riedel (Chairman) and Dr. Kirby. In the opinion of the Board of Directors, each of the members of the Compensation Committee is independent within the meaning of Rule 4200 of the Nasdaq listing standards as currently in effect and on the date of the Company’s annual meeting of stockholders. The Compensation Committee held 4 meetings during the last fiscal year.

The Board of Directors has adopted a Compensation Committee Charter. A copy of the charter is available to security holders on the Company’s website (www.oscient.com). Under the charter, the Compensation Committee’s responsibilities include, but are not limited to, the following:

•	Assist the Board in developing and evaluating potential candidates for executive positions, review management succession plans and oversee the development of retention plans;

•	Review and approve corporate goals and objectives relevant to CEO and other executive officer compensation, evaluate the CEO’s and other executive officers’ performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s and other executive officers’ compensation level based on this evaluation;

•	Make recommendations to the Board regarding compensation, if any, of the Board;

•	Make recommendations to the Board regarding the adoption of new employee incentive compensation plans and equity-based plans and administer the Company’s existing incentive compensation plans and equity-based plans;

•	Perform annual review of major employee benefit plans;

•	Produce a compensation committee report on executive compensation for inclusion in the Company’s annual proxy statement in accordance with the proxy rules;

•	Review and assess the adequacy of the charter of the Compensation Committee and submit any changes to the Board for approval;

•	Report its actions and any recommendations to the Board on a periodic basis; and

•	Annually perform, or participate in, an evaluation of the performance of the Committee, the results of which shall be presented to the Board.

Nominating and Corporate Governance Committee

The Company has a Nominating and Corporate Governance Committee composed of independent members within the meaning of rule 4200 of the Nasdaq listing standards, which currently consists of Mr. Singer (Chairman), Mr. Evnin, Mr. Stone and Dr. Riedel. The committee held 1 meeting since its formation on December 2, 2004.

The Board of Directors has adopted a Nominating and Corporate Governance Committee Charter. A copy of the charter is attached as Annex A to this annual Proxy Statement. Under the charter, the responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying and evaluating individuals qualified to become members of the Board; and

•	recommending nominees for the annual meeting of shareholders.

The Nominating and Corporate Governance Committee will consider director candidates recommended by the Company’s stockholders. Recommendations with regard to nominees for election to the Board of Directors may be submitted by any stockholder entitled to vote for the election of directors in writing, received by the Clerk of the Company at least 120 days prior to the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of stockholders, or, if the Company did not have an annual meeting of stockholders in the prior year, 90 days prior to the date of the annual meeting. Each notice of nomination must set forth (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of common stock of the Company which are beneficially owned by each such nominee. All such notices should be sent to: Oscient Pharmaceuticals, 1000 Winter Street, Suite 2200, Waltham, MA 02451, Attn: Clerk.

The Nominating and corporate governance committee has established certain minimum qualifications for board members, including:

•	the ability of the prospective nominee to represent the interests of the shareholders of the Company;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including consideration of his or her service on other corporate boards;

•	the prospective nominee’s ability to contribute to the range of talent, skill and expertise present on the Board; and

•	the extent to which the prospective nominee helps the Board reflect the diversity of the Company’s shareholders, employees, customers and communities.

The Nominating and Corporate Governance Committee also considers the ability of the nominee to meet the applicable requirements of SEC regulations, state law and the Company’s Articles of Organization and By-laws.

The Nominating and Corporate Governance Committee has established a process for identifying and evaluating nominees for director. The committee will annually assess the qualifications, expertise, performance and willingness to serve of existing directors. If at this time or at any other time during the year the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Nominating and Corporate Governance committee will then initiate the search, working with staff support and seeking input from other directors and senior management, considering nominees previously submitted by stockholders, and, if deemed necessary or appropriate, hiring a search firm. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board will then be identified and presented to the independent directors. The independent directors will then prioritize the candidates and determine if other directors or senior management have relationships with the preferred candidates and can initiate contacts. If not, contact would be initiated by a search firm. To the extent feasible, all of the members of the Nominating and Corporate Governance committee and the CEO will interview the prospective candidate(s). Evaluations and recommendations of the interviewers will be submitted to the whole Board for final evaluation. The Board will meet to consider such information and to select candidates for appointment to the Board at the annual meeting. Nominees recommended by a stockholder will be evaluated on the same basis as other nominees.

Security Holder Communications with the Board of Directors

The Company has established procedures for security holders to communicate directly with the Board of Directors on a confidential basis. Security holders who wish to communicate with the Board or with a particular director may send a letter to the Chief Financial Officer of the Company at 1000 Winter Street, Suite 2200, Waltham, MA 02451. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Security Holder-Board Communication” or “Security Holder-Director Communication.” All such letters must identify the author as a security holder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Chief Financial Officer will make copies of all such letters and circulate them to the directors addressed. If a security holder wishes the communication to be confidential, such security holder must clearly indicate on the envelope that the communication is “confidential.” The Chief Financial Officer will then forward such communication, unopened, to the Chairman of the Board of Directors.

Attendance of Directors at Annual Meetings

All members of the Board of Directors are encouraged, but not required, to attend the Company’s annual meetings of stockholders. At the Company’s 2004 Annual Meeting of Stockholders, all of the directors then in office were in attendance.

Board Compensation

Pursuant to the 2001 Incentive Plan, each non-employee director receives an annual retainer of $40,000. Additional retainers are paid for membership on the Board’s committees. Members of the Audit Committee receive an annual retainer of $15,000, while the chairman receives $30,000. Members of the Compensation Committee receive an annual retainer of $10,000, while the chairman receives $20,000. Members of the Nominating and Corporate Governance Committee, including the chairman, receive an annual retainer of $5,000.

In addition to the annual retainers, upon their initial election to the board, non-employee directors are also granted options to receive an aggregate 25,000 shares of Common Stock that vest equally over three years with an exercise price equal to the fair market value at date of grant. As a long term incentive in connection with their re-election to the board, non-employee directors are, upon their re-election to the board, also granted options to receive an aggregate of 12,000 shares of Common Stock that vest equally over three years with an exercise price equal to the fair market value at date of grant. Upon a change of control or, for those non-employee directors of the Company who held such positions prior to the closing of the merger with Genesoft, the closing of such merger, if within two years following such event, a director is either not nominated to serve as a director or is not elected by the shareholders to serve as a director, all of such director’s unvested options become exercisable upon such director ceasing to be a director of the Company and all of the director’s options remain exercisable until the earlier of two years from the date such director ceases to be a director and the final exercise date of such option.

PERFORMANCE GRAPH

NOTE: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

The following graph compares the relative cumulative total returns to the Company’s shareholders with the cumulative total of the S&P 500 Index and the NASDAQ Biotechnology Index and The NASDAQ Stock Market (U. S.) Index over the last five years.

PROPOSAL A

ELECTION OF TEN DIRECTORS

The Board of Directors has fixed the number of directors at ten. It is intended that the enclosed proxy will be voted for the election of the ten persons named below unless such authority has been withheld in the proxy. Each director will hold office until the next annual meeting and until his successor is elected and shall have been qualified. The nominees for election as directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors. If any nominee should be unavailable for election at the time of the Annual Meeting (which is not presently anticipated) the persons named as proxies may vote for another person in their discretion or may vote for fewer than ten directors. Messrs. Evnin, Hennessey, Rauscher, Reardon, Riedel, Singer and Stone are currently directors of the Company and were elected at the 2004 Annual Meeting. Dr. Kirby and Messrs. Patou and Voris are currently directors of the Company and were appointed to the Board by the Board of Directors on June 25, 2004, January 5, 2005, and March 22, 2005 respectively. Each nominee has agreed to serve as director if elected at the meeting. William Rutter, Ph.D. and Vernon R. Loucks, Jr., were elected directors of the Company in 2004 and resigned from the Board in 2005. Each of the nominees has agreed to serve as director if elected at the meeting.

The nominees for directors of the Company who are proposed for election at the meeting, their ages, and a description of their principal occupations are set forth in the following table. The principal occupations and business experience of the nominees for the past five years have been with the employers indicated, although in some cases they have held different positions with such employers.

Name	Age	Principal Occupation and other Directorships	Director Since
David B. Singer	42	Since December 2004, Mr. Singer has been a Principal at Maverick Capital Ltd., an investment manager to private investment funds. Since February 2004, he has served as Chairman of the Board of Directors of Oscient Pharmaceuticals Corporation. From September 1998 to February 2004, Mr. Singer was Chairman and Chief Executive Officer of GeneSoft Pharmaceuticals, Inc. From 1992 to 1996, he was President and Chief Executive Office of Affymetrix, Inc. Mr. Singer also serves on the Board of Directors of Affymetrix, Inc., and Corcept Therapeutics, Inc.	2004

Luke Evnin, Ph.D.	41	Dr. Evnin joined the Company’s board following the completion of its merger with GeneSoft Pharmaceuticals in February 2004. Dr. Evnin, a General Partner of MPM Capital, a venture capital firm, was a member of the Board of Directors of GeneSoft Pharmaceuticals from October 1998 to February 2004. Prior to joining MPM in 1998, Dr. Evnin was a general partner at Accel Partners, focusing on investing in a broad range of life sciences companies. Dr. Evnin has served as a director of Sonic Innovations and EPIX Medical. Dr. Evnin also serves on the boards of several private companies.	2004

Name	Age	Principal Occupation and other Directorships	Director Since
Robert J. Hennessey	63	Mr. Hennessey served as Chief Executive Officer and President of the Company from March 1993 until October 2000 and Chairman of the Board from May 1994 through May 2003. Mr. Hennessey is currently the Chief Executive Officer of Penwest Pharmaceuticals. Prior to joining the Company in 1993, Mr. Hennessey had significant pharmaceutical industry experience, holding positions in Strategic Planning and Business Development for Sterling Drug, Abbott Laboratories, SmithKline and Merck Sharp & Dohme.	1993

Pamela J. Kirby, Ph.D.	51	Dr. Kirby joined Oscient’s Board in June 2004. She was Chief Executive Officer of Quintiles Transnational Corp. from April 2001 to September 2003. Dr. Kirby directed global pharmaceutical strategic marketing and product life cycle management at F. Hoffmann-La Roche from November 1998 to March 2001. Previously she held various senior strategic and operational positions at British Biotech plc (now Vernalis) and Astra AB (now AstraZeneca). Dr. Kirby became non-executive Chairman of Oxford Immunotec Ltd in November 2004. She is also a director of Smith and Nephew plc, T&F Informa plc, Scynexis Inc. and Curalogic A/S.	2004

Gary Patou, M.D.	46	Dr. Patou joined Oscient Pharmaceuticals following the merger with GeneSoft Pharmaceuticals and will serve as Executive Vice President and Chief Medical Officer through April 2005. Prior to the merger, Dr. Patou served as President of Genesoft from December 2000. Prior to joining Genesoft, Dr. Patou worked at GlaxoSmithKline (1995-2000), initially as Vice President of Anti-Infective Development. He subsequently became Senior Vice President & Director, Project and Portfolio Management with responsibility for all therapy areas. Dr. Patou began his career with British Biotech Pharmaceuticals (now Vernalis). He qualified as a physician in the UK in 1982 and is a fellow of the Royal College of Pathologists. Dr. Patou also currently serves on the board of Xenon Pharmaceuticals.	2005

Steven M. Rauscher	51	Mr. Rauscher became the Chief Executive Officer and President of the Company in October 2000 and served as Chairman from May 2003 to February 2004. Previously, he had been the Chief Executive Officer and a director of AmericasDoctor, Inc., a company that provides clinical research and marketing services to the pharmaceutical industry, since 1995. Mr. Rauscher was employed by Abbott	1993

Name	Age	Principal Occupation and other Directorships	Director Since
		Laboratories from 1975 to 1993 holding various positions including Vice President of Sales for the U.S. Pharmaceutical Products Division, Vice President of Business Development for the International Products Division, and Vice President of Corporate Licensing. Mr. Rauscher is a member of the Board of Directors for Acorda Pharmaceuticals and Target Discovery, Inc.

William S. Reardon	58	Mr. Reardon is retired from PricewaterhouseCoopers LLP where he was employed from June 1973 to July 2002. Until his retirement, Mr. Reardon was a business assurance (audit) partner at PWC’s Boston office and leader of its Life Sciences Industry Practice for New England and the Eastern United States. From 1998 to 2000, Mr. Reardon served on the Board of the Emerging Companies Section of the Biotechnology Industry Organization. He also served on the Board of Directors of the Massachusetts Biotechnology Council from 2000 until his retirement from PWC. Mr. Reardon is currently a Board Member at Hybridon, Inc., serving as Audit Committee Chairman.	2003

Norbert G. Riedel, Ph.D.	47	Dr. Riedel is currently Chief Scientific Officer and Corporate Vice President for Baxter International Inc., a manufacturer of health care products, specialty chemicals and instruments. From 1998 until March 2001, Dr. Riedel served as President of the Recombinant Strategic Business Unit for Baxter Bioscience, a division of Baxter International. Prior to joining Baxter in 1998, Dr. Riedel served as Head of Global Biotechnology for Hoechst Marion Roussel, Inc.	1999

David K. Stone	48	Since 2000, Mr. Stone has been a founding partner of AGTC Funds, a venture capital group focused on investment opportunities in start-up and early stage companies that apply genomic information and technologies to develop products or services. Mr. Stone has also been an advisor partner since 1999 to NewcoGen, an investment group focused on new opportunities in early stage technology and life science companies. Both AGTC Funds and NewcoGen are part of Flagship Ventures. From 1989 to 1999, Mr. Stone was at Cowen & Company (now SG Cowen), where he followed the biopharmaceutical industry, holding the position of Managing Director from 1994 to 1999.	2001

Name	Age	Principal Occupation and other Directorships	Director Since
John E. Voris	57	Mr. Voris currently serves as the Chairman of the Board for Epocrates Inc., a software company providing clinical information to healthcare professionals at the point of care. Prior to serving as Chairman, Mr. Voris was the President and CEO for Epocrates. Prior to Epocrates, Mr. Voris spent nearly three decades at Lilly, serving in a variety of leadership roles, including Executive Vice President of the Lilly subsidiary PCS Health Systems. He also served as the Executive Director of the Infectious Disease Business Unit. He also serves on the Board of Gentiae, a clinical research company.	2005

THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF

THE TEN NOMINEES DESCRIBED ABOVE.

EXECUTIVE OFFICERS

The executive officers of the Company who are not also directors of the Company are as follows:

Name	Position
Stephen Cohen	Sr. Vice President & Chief Financial Officer
Nick Colangelo	Sr. Vice President – Corporate Development and Operations
Ton Bunt	Sr. Vice President – Clinical Development and Medical Affairs

Mr. Cohen was appointed Senior Vice President and Chief Financial Officer of the Company in January 2001. Prior to joining the Company, Mr. Cohen was the Controller for the Global Pharmaceutical Research and Development Organization at Abbott Laboratories serving in this capacity since 1988. Mr. Cohen joined Abbott Laboratories in 1976.

Mr. Colangelo was appointed Senior Vice President for Corporate Development and Operations in January 2005. Prior to joining the Company, Mr. Colangelo was Director of Lilly Ventures, for Eli Lilly. Previously Mr. Colangelo held several executive positions with Eli Lilly, including Director, Strategy and Business Development for the Growth Disorders Products group. Mr. Colangelo joined Eli Lilly in 1995.

Dr. Bunt was appointed Senior Vice President of Clinical Development and Medical Affairs in January of 2005. Prior to joining the Company, Dr. Bunt was Senior Medical Director of the hypertension group for Merck. Previously, Dr. Bunt worked at Novartis as the Group Medical Officer of Corporate Marketing.

The Board of Directors recommends a vote FOR Proposal A.

PROPOSAL B

RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2005

The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2004 are described below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee above. In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board, and they may retain that firm or another without resubmitting the matter to the Company’s shareholders.

Representatives of Ernst & Young LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

Principal Accountant Fees and Services

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual consolidated financial statements for the fiscal years ended December 31, 2004 and December 31, 2003, and fees for other services rendered by Ernst & Young LLP during those periods:

Fee Category	Fiscal 2004	% of Total	Fiscal 2003	% of Total
Audit Fees	$619,990	70.1%	$244,000	84.3%
Audit-Related Fees	169,829	19.2%	30,000	10.4%
Tax Fees	94,809	10.7%	12,325	4.3%
All Other Fees	—	—	2,500	1.0%

Total Fees	$884,628	100.0%	$288,825	100.0%

Audit fees included fees related to services rendered in connection with the annual audit of the Company’s consolidated financial statements, the quarterly reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, and the reviews of and other services related to registration statements and other offering memoranda. In 2004, these amounts were significantly more than in 2003. This increase was primarily attributable to initial audit of internal controls over financial reporting (Sarbanes-Oxley), the increased complexity of the financials as the Company transitioned to a commercial operation, the closing of the merger with Genesoft, and the financing transactions concurrent with the merger.

Audit-related fees consisted primarily of fees for due diligence and agreed upon procedures related to the Genesoft Pharmaceutical merger and for audits of the financial statements of one of the Company’s employee benefit plans.

Tax fees consisted of tax compliance/preparation and other tax services. Tax compliance/preparation consisted of fees billed for professional services related to federal, state and local tax compliance.

On an on-going basis, management communicates specific projects and categories of services for which advance approval of the Audit Committee is required. The Audit Committee reviews these requests and advises management and the independent registered public accounting firm if the Audit Committee pre-approves the engagement of the independent registered public accounting firm for such projects and services. On a periodic basis, the independent registered public accounting firm reports to the Audit Committee the actual spending for such projects and services compared to the approved amounts. The Audit Committee may delegate the ability to pre-approve audit and permitted non-audit services to a sub-committee of the Audit Committee, provided that any such pre-approvals are reported at the next Audit Committee meeting.

The Audit Committee has considered whether the provision of services to the Company by Ernst & Young LLP beyond those rendered in connection with their audit and review of our financial statements was compatible with maintaining its independence. On the basis of the relevant facts and circumstances pertaining to the engagement of Ernst & Young LLP by the Company in connection with its services in fiscal 2004, the Audit Committee believes that Ernst & Young LLP satisfied the requirements of independence from the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all existing equity compensation plans as of December 31, 2004, including, but not limited to, the 1991 Stock Option Plan, 1993 Stock Option Plan, 1995 Stock Option Plan, 1995 Directors Stock Option Plan, 1997 Stock Option Plan, 2001 Incentive Plan, and the Employee Stock Purchase Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholder	7,034,874		$3.77	4,744,588
Equity compensation plans not approved by shareholders	602,296	(1)(2)(3)	$12.62	—
Total	7,637,170		$4.47	4,744,588

(1)	Includes 78,750 shares of Common Stock issuable upon exercise of options outstanding as of December 31, 2004 granted to Robert Hennessey in connection with his commencement of employment on March 15, 1993. These options had an exercise price of $1.63 per share and were exercised in full prior to their expiration on March 31, 2005
(2)	Includes 512,296 shares of Common Stock issuable upon exercise of outstanding options granted to Steven Rauscher in connection with his commencement of employment on October 26, 2000, the terms of which are more particularly described on page 7. The balance of the options granted to Mr. Rauscher upon the commencement of his employment were granted under a shareholder approved plan.

(3)	Includes 11,250 shares of Common Stock issuable upon exercise of outstanding options granted to certain outside consultants on March 31, 1997 in connection with services rendered to the Company. The Company had granted these consultants options to purchase a total of 15,000 shares of Common Stock at an exercise price of $7.06 per share, the fair market value of our Common Stock at the date of grant. All of these options vested as of March 31, 2001. The options provide for a term of 10 years, subject to earlier termination, and include provisions to adjust for any change in our Common Stock through merger, stock-split or other change in the capital structure of the Company.

SHAREHOLDER PROPOSALS

Proposals of shareholders submitted for consideration at the 2006 Annual Meeting of shareholders must be received by the Company no later than December 23, 2005 in order to be included in the Company’s proxy statement for the 2006 Annual Meeting. In addition, if a shareholder wishes to present a proposal at the Company’s 2006 Annual Meeting that will not be included in the Company’s proxy statement and fails to notify the Company by no later than March 8, 2006, then the proxies solicited by the Board of Directors for the 2006 Annual Meeting will include discretionary authority to vote on the shareholder’s proposal in the event that it is properly brought before the meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Company’s stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers. Executive officers, directors and greater than ten percent beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that, during the year ended December 31, 2004, its executive officers and directors have complied with all Section 16(a) filing requirements applicable to them.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote in respect thereof in accordance with their best judgment.

In the event that sufficient votes in favor of any of the proposals set forth in the accompanying Notice are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of such meeting for a period of not more than 60 days in the aggregate to permit further solicitation of proxies with respect to any of such proposals. Any such adjournments will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of such adjournment those proxies that they are entitled to vote in favor of such proposals. They will vote against any such adjournment those proxies required to be voted against any of such proposals. The costs of any such additional solicitation and of any adjourned session will be borne by the Company.

The Board of Directors encourages you to have your shares voted by signing and returning the enclosed form of proxy. The fact that you will have returned your proxy in advance will in no way affect your right to vote in person should you find it possible to attend. However, by signing and returning the proxy you have assured your representation at the meeting.

Thank you for your cooperation.

Annex A

CHARTER OF THE NOMINATING

AND

CORPORATE GOVERNANCE COMMITTEE

OF

THE BOARD OF DIRECTORS

OF

OSCIENT PHARMACEUTICALS CORPORATION (THE “COMPANY”)

Organization and Governance of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (the “Committee”) of the Company shall consist of not less than two members appointed by the Board of Directors (the “Board”). Except as otherwise permitted by the applicable rules of the Nasdaq Stock Market, each member of the Committee shall be “independent” as defined by such rules. In order to fulfill its role, the Committee shall be organized and governed in the following manner:

•	Committee members will be appointed and removed by the Board in the Board’s sole discretion;

•	Action may be taken by the Committee upon the affirmative vote of a majority of the members;

•	Any member of the Committee may call a meeting of the Committee pursuant to the procedures set forth in the Company’s By-laws;

•	Action may be taken by the Committee without a meeting if all of the members of the Committee indicate their approval thereof in writing;

•	The Committee may delegate its authority to a subcommittee; and

•	The Committee may establish such other procedures to govern its operation as it determines are appropriate.

Statement of Purpose. The purposes of the Committee are (i) to identify individuals qualified to become members of the Board, (ii) to recommend that the Board select the director nominees for the next annual meeting of shareholders, (iii) to develop and recommend to the Board a set of corporate governance principles applicable to the Company, and to thereafter review, assess and modify such principles as the Committee deems advisable and (iv) to oversee the evaluation of the Board and its dealings with management and appropriate committees of the Board.

Goals and Responsibilities of the Committee. The responsibilities of the Committee shall include the following:

•	Identify individuals qualified to become board members (consistent with the standards and qualifications set forth below), receive nominations for such qualified individuals and review recommendations put forward by the Chief Executive Officer, recommend that the Board select, the director nominees for the next annual meeting of shareholders, taking into account each candidate’s ability, judgment and experience and the overall diversity and composition of the Board;

•	Establish a policy under which stockholders of the Company may recommend a candidate to the Committee for consideration for nomination as a director;

•	Recommend to the Board qualified individuals to serve as committee members on the various Board committees. The Committee shall review and recommend committee slates annually and shall recommend additional committee members to fill vacancies as needed;

•	Develop and recommend to the Board a set of corporate governance principles applicable to the Company. Such principles shall address the following subjects: (i) director qualification standards, (ii) director responsibilities, (iii) director access to management and, as necessary and appropriate, independent advisors, (iv) director orientation and continuing education, (v) performance evaluation of the board. The Committee shall review the principles periodically and recommend changes as necessary;

•	Review the Company’s practices and policies with respect to directors, including retirement policies, the size of the Board, the ratio of employee directors to non-employee directors, the meeting frequency of the Board and the structure of Board meetings and make recommendations to the Board with respect thereto;

•	Review the functions, duties and composition of the committees of the Board and make recommendations to the Board with respect thereto;

•	Consider and report to the Board any questions of possible conflicts of interest of Board members;

•	Review and assess the adequacy of this charter and submit any changes to the Board for approval;

•	Report its actions and any recommendations to the Board on a periodic basis; and

•	Periodically perform, or participate in, an evaluation of the performance of the Committee, the results of which shall be presented to the Board.

Standards and Qualifications for Nominees to the Company’s Board: The Committee evaluates prospective nominees to the Company’s Board against standards and qualifications approved by the Board, including:

•	the ability of the prospective nominee to represent the interests of the shareholders of the company;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including consideration of the his or her service on other corporate boards;

•	the prospective nominee’s ability to contribute to the range of talent, skill and expertise present on the Boards; and

•	the extent to which the prospective nominee helps the Board reflect the diversity of the Company’s shareholders, employees, customers and communities.

Powers of the Committee. In order to fulfill its role, the Committee shall have the authority to retain and terminate a search firm to assist in the identification of director candidates, and have the authority to approve the search firm’s fees and other retention terms. The Committee shall also have the authority to retain legal, accounting or other experts that it determines to be necessary to carry out its duties and to determine compensation for such advisors.

2

PROXY

OSCIENT PHARMACEUTICALS CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

MAY 25, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints STEVEN M. RAUSCHER and STEPHEN COHEN or either of them, proxies with power of substitution to each, to vote at the Annual Meeting of Stockholders of Oscient Pharmaceuticals Corporation, to be held on May 25, 2005, at Ropes & Gray LLP, One International Place, 36th Floor, Boston, Massachusetts beginning at 9:00 a.m., local time, or at any adjournments thereof, all of the shares of Common Stock, par value $0.10 per share, of Oscient Pharmaceuticals Corporation that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the meeting.

Please sign and date this proxy on the reverse side where indicated	SEE REVERSE SIDE

OSCIENT PHARMACEUTICALS CORPORATION

1000 Winter Street, Suite 2200, Waltham, Massachusetts 02451

Attention: Stephen Cohen

Chief Financial Officer

☒ Please mark votes as in this example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

1. To elect ten directors.		☐	☐
Nominees:

(01) David B. Singer, (02) Luke B. Evnin, Ph.D.,

(03) Robert J. Hennessey, (04) Pamela J. Kirby, Ph.D.,

(05) Gary Patou, M.D., (06) Steven M. Rauscher,

(07) William S. Reardon, (08) Norbert G. Riedel, Ph.D.,

(09) David K. Stone, (10) John E. Voris

	☐	For All Nominees	Withheld From All Nominees
For all nominees except as noted above

2. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005.	☐ For	☐ Against	☐ Abstain

3. To transact such other business as may properly come before the meeting or any adjournment of the meeting.	☐ For	☐ Against	☐ Abstain

☐ MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT

PLEASE SIGN AND DATE.

Please sign exactly as name appears hereon.

All joint owners should sign. When signing as executor, administrator, attorney or guardian or as custodian for a minor, please give full title as such. If a corporation, please sign in full corporate name and indicate the signer’s office. If a partner, sign in the partnership name.

Signature	Date:

Signature	Date: